EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of June 7, 2011 (the “Effective Date”).

BETWEEN:

GLOBAL INVESTORS SERVICES, INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 287 East 950 South, Orem, Utah 84058, (“Company”);

AND:

DR. JOSEPH J. LOURO, an individual having an address at 1800 Campbell Road, Wall, New Jersey 07719 (“Employee”)

WHEREAS:

A.	The Company desires to fill the position of Chief Executive Officer (“CEO”).
B.	The Employee is willing to accept the position with all the duties, powers and responsibilities as generally pertain to the office of Chief Executive Officer of the Company.
C.
Company and Employee wish to enter into this Employment Agreement and desire that Employee accept the position of CEO and employee will serve as Chief Executive Officer of Company and Chairman of Board, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the promises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby agree as follows:

ARTICLE 1
EMPLOYMENT

Company hereby states and confirms the engagement of Employee as Company’s Chief Executive Officer and Chairman of the Board, and Employee hereby accepts such employment by Company, for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Company faithfully, diligently and to the best of his ability, under the direction of the Board of Directors of Company and shall use his best efforts to promote the interests and goodwill of Company and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or future purchasers of Company. Employee shall render such services during the Term at Company’s principal place of business or at such other place of business as may be determined by the Board of Directors of Company, as Company may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Board of Directors. The precise services and duties which Employee is obligated to perform hereunder may from time to time be changed, amended, extended or curtailed by the Board of Directors of Company, subject to Employee’s rights under Section 10.2 and related sections below.

ARTICLE 3
TERM

The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of three (3) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term of this Agreement shall automatically renew for successive three (3) year periods unless, prior to the 90th calendar day preceding the expiration of the then existing Term, either Company or Employee provides written notice to the other that it elects not to renew the Term. Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate and neither party shall have any further obligation thereafter arising under this Agreement, except as explicitly set forth herein to the contrary.

ARTICLE 4
COMPENSATION

Salary

4.1           Company shall pay to Employee an initial annual base salary (the “Salary”) of Three Hundred Thousand Dollars ($300,000), payable in equal installments at the end of such regular payroll accounting periods as are established by Company, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Company’s usual payroll procedures, but no less frequently than twice monthly.        Based on performance criteria to be agreed upon between the Board of Directors and the Employee at the beginning of each operating year and for the duration of the term, which Salary shall be increased subject to performance criteria and to Company’s Compensation Policies as recommended by the Board’s Compensation Committee to the Board of Directors annually. The effective date of future years' compensation changes are subject to the recommendations of the Compensation Committee of the Board of Directors or the Board of Directors, as applicable.

Upon achievement of annual performance metrics, as agreed with the Board of Directors at the beginning of the operating year, the base salary target increase in the second and third years is to $400,000 and $500,000 respectively subject to successful achievement of operating objectives as measured by annual revenue, earnings and other business objectives and subject to approval by the Board).

Equity Compensation

4.2           Employee shall receive the following equity compensation from Company (collectively, the “Equity Compensation”) upon execution of this Agreement:

(a)	an initial award of Twenty Million (20,000,000) restricted shares of common stock of the Company,
(b)
performance based annual equity awards will be granted on the achievement of improvements in the operating performance of the company as measured by revenue, earnings and other business objectives set by the Board, as described herein,

(c)
in the Company’s 2012 fiscal year (ending March 31, 2012) and continuing in fiscal 2013 and fiscal 2014, a performance award of restricted shares of common stock will be granted based on the achievement of improvements in the company’s operating financial condition, calculated as follows,

(d)
the restricted shares of common stock will be awarded based on the following valuation method: each annual award will be valued in terms of the improved operating financial condition of the company as agreed by the Board and the award will be set at the rate of 20% of the 2012 stated annual financial improvement convertible at $0.03/share, and continuing under the same calculation method for each of the two subsequent fiscal years,

(e)
The total number of performance based restricted common shares to be awarded in aggregate for the three fiscal years is capped at 55 million shares, exclusive of the initial award 20 million shares. If the company’s improved financial performance in the subject fiscal years is such that the total of 55 million shares will have been earned before the end of the three year period, then the aggregate earned equity incentive is awarded and is complete.

Bonus

4.3           In addition to the Salary and the Equity Compensation, Employee shall be entitled to receive a performance based annual cash bonus equal to at least 50% and up to 100% of the Salary, subject to the recommendations of the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, based upon performance criteria to be agreed upon between the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, and the Employee at the beginning of each operating year of the Company during the Term.

4.4           Employee shall also be entitled to receive incentive bonuses upon the closing of strategic acquisitions, joint ventures or other strategic transactions and/or relationships which are intended to accrue a significant benefit to the Company, by the Company, as recommended by the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, to be agreed upon between the Compensation Committee of the Board of Directors or the Board of Directors, as applicable. Employee shall also be entitled to receive a special bonus upon the closing of capital funding events, through either public or private offerings, subject to approval by the Board.

Benefits

4.5           During the Term, Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, life insurance, retirement accounts, vacation and holiday allowances and other employee benefits provided by Company to similarly situated employees on terms and conditions no less favorable than those offered to such employees (and no less favorable to Employee than similar plans offered by Company to its executive management). Such participation shall be subject to the terms of the applicable plan documents, Company’s generally applicable policies, and the discretion of the Board of Directors or any administrative or other committee provided for in, or contemplated by, such plan.

Expense Reimbursement

4.6           Company shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Company in the performance of his duties hereunder during the Term, including, without limitation, reimbursement for bona fide travel and entertainment expenses in accordance with Company's then customary policies, provided that such expenses are adequately documented.

ARTICLE 5
OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Company’s business and affairs as Employee’s highest professional priority. Except as provided below, Company shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Nothing in this Agreement shall preclude Employee from devoting reasonable periods required for:

(a)	serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Company;

(b)
serving as a consultant in his area of expertise (in areas other than in connection with the business of Company), to government, industrial, and academic panels where it does not conflict with the interests of Company; and

(c)
managing his personal investments or engaging in any other non-competing  business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

ARTICLE 6
CONFIDENTIAL INFORMATION/ INVENTIONS

Confidential Information

6.1           Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Company which affects or relates to Company’s business, finances, marketing and/ or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Company’s business and good will, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Employee other than through his employment by Company; (ii) information in the public domain at the time of the disclosure of such information by Employee; (iii) information that Employee can document was independently developed by Employee; and (iv) information that is disclosed by Employee with the prior written consent of Company.

Documents

6.2           Employee further agrees that all documents and materials furnished to Employee by Company and relating to Company’s business or prospective business are and shall remain the exclusive property of Company. Employee shall deliver all such documents and materials, uncopied, to Company upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Company to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3           All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Company or that relate to or result from any of Company’s work or projects or the services provided by Employee to Company pursuant to this Agreement, shall be the exclusive property of Company. Employee agrees to assist Company, at Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Company.

Conflicts of Interest

6.4           To ensure that Employee avoids situations that create an actual or potential conflict between personal interests and those of the Company in performing his duties, during the Term, Employee will promptly disclose to the Board of Directors of the Company full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Company or to any of its suppliers or customers and the Employee further agrees to adhere to any Conflict of Interest Policy that may be adopted by the Board of Directors of the Company.

ARTICLE 7
COVENANT NOT TO COMPETE

Except as expressly permitted in Article 5 above, during the Term of this Agreement, Employee shall not engage, without the prior consent of Company in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or proposed to be engaged in as evidenced by documented discussions, which discussions in the case of post-employment non-competition, must have occurred prior to termination of Employee’s employment) by Company; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in as evidenced by documented discussions, which discussions in the case of post-employment non-competition, must have occurred prior to termination of Employee’s employment) by Company; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Company, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Company, any Confidential Information of Company. The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of two (2) years following the date this Agreement is terminated. In addition, during the two (2) years period following such expiration or earlier termination, neither party (including any affiliated of either party) shall make or cause to be made any negative statement of any kind concerning the other party or its affiliates, or their directors, officers or agents or employees.

ARTICLE 8
SURVIVAL

Employee agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.  Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Company, the filing of a petition in bankruptcy by Company or upon an assignment for the benefit of creditors of the assets of Company, Articles 6, 7 and 9 shall be of no further force or effect.

ARTICLE 9
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Company’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Company may have at law or in equity.

ARTICLE 10
TERMINATION

Termination by Employee

10.1           Employee may terminate this Agreement for Good Reason at any time upon 30 days’ written notice to Company, provided the Good Reason has not been cured within such period of time.  Employee may terminate this Agreement at any time for any reason upon 90 days’ prior notice to Company.

Good Reason

10.2           In this Agreement, “Good Reason” means, without Employee’s prior written consent, the occurrence of any of the following events, unless Company shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof:

(i)	any reduction in his then-current Salary;
(ii)	any material failure to timely grant, or timely honor, any equity or long-term incentive award;
(iii)	failure to pay or provide required Salary, Equity Compensation or any bonus or incentive compensation and benefits as required herein;
(iv)
the failure of Employer to obtain the assumption in writing of its obligation to perform the Employment Agreement by any successor to all or substantially all of the assets of Company or upon a merger, consolidation, sale or similar transaction of Company;

(v)	the voluntary or involuntary dissolution of Company, the filing of a petition in bankruptcy by Company or upon an assignment for the benefit of creditors of the assets of Company; or

Termination by Company

10.3           Company may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee. For purposes of this Agreement, the term “cause” for termination by Company shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Employee to perform his material duties and obligations hereunder; (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Company is a party or with which it is associated (other than the sale of Company capital stock by Employee or his family member) without making disclosure to and obtaining the prior written consent of Company. For purposes of this Agreement, “family” shall mean Employee’s spouse and/or children.  The written notice given hereunder by Company to Employee shall specify in reasonable detail the cause for termination. In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Company’s notice and cure the breach or other event giving rise to the termination.

Severance

10.4           Upon a termination of this Agreement without Good Reason by Employee or with cause by Company, Company shall pay to Employee all accrued and unpaid compensation as of the date of such termination. Upon a termination of this Agreement with Good Reason by Employee or without cause by Company, all restricted stock and options issued to Employee shall become fully vested and the Company shall pay to Employee all accrued and unpaid compensation, pursuant to Article 4, and expense reimbursement as of the date of such termination and the “Severance Payment.” The Severance Payment shall be payable in a lump sum, subject to Company’s statutory and customary withholdings.  If the termination of Employee hereunder is by Employee with Good Reason, the Severance Payment shall be paid by Employer within fifteen (15) business days of the expiration of any applicable cure period. If the termination of Employee hereunder is by Company without cause, the Severance Payment shall be paid by Employer within fifteen (15) business days of termination. The “Severance Payment” shall equal the greater of: (a) the total amount of the Salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until the end of the Term of this Agreement (prorated for any partial month), or (b) the amount of six (6) months’ Salary.

Tax treatment pertaining to this section will be referenced under “Tax Clause 280g” for payments and related taxes and if on termination the payments are subject to additional excise tax under Section 4999 of the Internal Revenue Code, under a change in control, the payments will be increased so that the tax effect is borne by the company.

Termination Upon Death

10.5           If Employee dies during the Term of this Agreement, this Agreement shall terminate, except that all restricted stock and options issued to Employee shall become fully vested and Employee’s legal representatives shall be entitled to receive such restricted stock and options and any earned but unpaid compensation.

Termination Upon Disability

10.6           If, during the Term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then Company may terminate this Agreement by delivering to Employee thirty (30) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Company. For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of sixty (60) calendar days or ninety (90) days during any twelve month period.  Upon any such termination for Disability all restricted stock and options issued to Employee shall become fully vested, and Employee shall be entitled to receive such restricted stock and options and any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination.

ARTICLE 11
PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to Company’s employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Company in its sole discretion.

ARTICLE 12
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of Company and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Company as they now or shall exist while this Agreement is in effect.

ARTICLE 13
GENERAL PROVISIONS

No Waiver

13.1           No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Directors and Officers Insurance

The Company will secure and maintain a D&O insurance policy at the appropriate coverage level as directed by the Board.

Modification

13.2           No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Law/Jurisdiction

13.3           This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to any conflict-of-laws principles. Company and Employee hereby consent to personal jurisdiction before all courts in the State of Utah, and hereby acknowledge and agree that Utah is and shall be the most proper forum to bring a complaint before a court of law.

Entire Agreement

13.4           This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Company or Employee other than contained herein.

Severability

13.5 All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

Headings

13.6           The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

13.7           Company has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice with respect to same before executing this Agreement.  Employee, in executing this Agreement, represents and warranties to Company that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

No Assignment

13.8 Employee may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Company.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

GLOBAL INVESTOR SERVICES, INC.

By:	/s/ Nicholas S. Maturo
Name:	Nicholas S. Maturo
Title:	Chairman, Chief Executive Officer

By:	/s/ Dr. Joseph J. Louro
Dr. Joseph J. Louro	June 22, 2011